Exhibit 10.59

[Execution Copy]

As of November 12, 2018

Bennett J. Goodman

Dear Bennett:

We are pleased to confirm the terms relating to your continuing to be a Senior Managing Director (“SMD”) of the Firm (as defined below in this paragraph) effective as of the date hereof (the “Effective Date”). This letter (as from time to time amended in accordance with its terms and including for all purposes its Schedules, this “SMD Agreement”) set forth the terms of your status as an SMD of, and your association with, Blackstone (as defined below in this paragraph). “Blackstone” or “Blackstone Entities” means The Blackstone Group L.P. (the “Firm”) and its current and future Affiliates (as defined in Schedule A); provided that the terms “Blackstone” and “Blackstone Entities” do not include any investment fund affiliated with a Blackstone Entity or any portfolio company or underlying investment of any such investment fund affiliated with a Blackstone Entity. The limited liability company agreement, limited partnership agreement, or other governing agreement, of any Blackstone Entity, in each case now or hereafter in existence and as amended and/or restated, is herein called such Blackstone Entity’s “Governing Agreement.” “Active Member” of a Blackstone Entity means a Person who is (i) a SMD and (ii) an active member or partner (excluding a withdrawn, retaining withdrawn or deceased member or partner) of such Blackstone Entity. In the event the provisions of this SMD Agreement conflict with the provisions of the Non-Competition Agreement (as defined below), the provisions of this SMD Agreement shall prevail.

1. Title; Reporting.

(a) While you are associated with Blackstone under this SMD Agreement, you will be an SMD of the Firm, a member of the Management Committee of Blackstone and Chairman of GSO, so long as you do not reduce your role during such period.

(b) During your association with Blackstone under this SMD Agreement you will report directly to Jonathan D. Gray, President and Chief Operating Officer of the Firm, or any successor as President (“JDG”).

(c) Subject in each case to compliance with all applicable Blackstone internal procedures and policies governing the exchange of information between business groups, (i) you will have reasonable access to other firm groups that may assist the Business (as defined below) from time to time as you may reasonably request and (ii) you will make reasonably available yourself and such other members of the personnel involved in the Business to provide insight and advice to other firm groups with respect to matters related to the Business and Blackstone’s other businesses from time to time as Blackstone may reasonably request.

2. Distributions; Annual Draw; Benefits; Other Investments.

(a) Annual Salary/Draw. Effective as of your Effective Date, you initially will be entitled to take a draw at the annual rate of $350,000 (prorated for any portion of a calendar year in which you are not associated with Blackstone), payable in equal monthly installments against, first, your annual cash bonus and, thereafter, your allocable share of income from Blackstone Entities. You understand and agree that (x) the amounts and types of your distributions, compensation, profit sharing and benefits remain at all times subject to the sole discretion of Blackstone and are subject to change at any time; and (y) Blackstone may alter, amend, modify, discontinue or supplement any and all compensation, profit sharing, benefits, policies and programs at any time in its sole discretion, subject to the following:

i.	The annual rate of your draw shall not be below $350,000.

ii.

You shall be eligible to receive an annual discretionary bonus consistent for your role as a senior executive of GSO in respect of any calendar year during your service to Blackstone, provided, (1) your annual bonus in respect of each full calendar year during your service to Blackstone will not be less than Dwight Scott’s annual bonus in each such year and (2) should your services with Blackstone terminate prior to the completion of a particular calendar year and you satisfy the Retention Conditions (as defined in the Non-Competition Agreement), you shall receive an annual bonus in respect of such calendar year, which will be prorated for any calendar year after 2019 on a basis equal to the number of fully completed quarters of service in such calendar year divided by four (with the amount of such bonus not less than Dwight Scott’s annual bonus in such year, before giving effect to any proration).

iii.

You shall be entitled to carried interest and incentive fee allocations for investments made through such period (which will not be less than Dwight Scott’s s allocations for such period), subject to normal vesting; provided, that if you satisfy the Retention Conditions, you shall fully vest in all carried interest and incentive fee allocations through the date your service with Blackstone terminates, to the extent unvested (but at least through December 31, 2019).

iv.

For the avoidance of doubt, for purposes of comparing Dwight Scott’s annual cash discretionary bonus and carried interest and incentive fee allocations during each applicable period, the amounts will be based on the gross amounts before giving effect to the adjustments associated with the buyout arrangements made in 2015 and any one-time Blackstone equity-based special retention grants for Dwight Scott that do not affect ordinary course compensation opportunities will be excluded.

v.	Any changes to the buy-out arrangements made in 2015 for Dwight Scott will also be offered to you.

(b) Benefits. You will also receive health care insurance and other benefits related to such health care insurance comparable to those provided to all SMDs. You hereby acknowledge that, as an SMD, you may be responsible for the payment of premiums and/or similar payments associated with such insurance and other benefits. You will also receive all other benefits generally available to SMDs of Blackstone from time to time (excluding Stephen A. Schwarzman (“SAS”)), but excluding benefits that are generally available only to SMDs (excluding SAS) within a particular business or group or one or more geographic regions (including, for example, all SMDs based outside of the United States), including five weeks of annual vacation (prorated for any calendar year in which you are an SMD for less than the entire calendar year).

(c) Units. During your association with Blackstone (in any capacity) and until the expiration of all transfer restrictions applicable to any interests you may have in any Blackstone entity, including limited partner interests or units you may hold of Blackstone Holdings (as defined in the SMD Non-Competition and Non-Solicitation Agreement, attached hereto as Schedule B (the “Non-Competition

Agreement”)) or The Blackstone Group L.P., respectively, and received pursuant to the terms of the Original Acquisition Agreement or the New Acquisition Agreement (collectively the “Units”), you agree (on behalf of yourself and any and all estate planning vehicles, partnerships or other legal entities controlled by or affiliated with you that hold Units (“Affiliated Vehicles”)) that all Units held by you and all such Affiliated Vehicles will only be held, to the extent that such Units of other SMDs generally are so held (excluding SAS), excluding any SMDs who are excluded as a result of their association with (or location within) a particular business or group or one or more geographic regions (including, for example, all SMDs based outside of the United States)), in an account at Blackstone’s equity plan administrator or otherwise administered by such administrator, subject in each case to the terms of the Original Acquisition Agreement, the New Acquisition Agreement and any other agreement pursuant to which you receive such Units.

3. Fund-of-Funds; Side-by-Side Investments. While you remain associated with Blackstone:

(a) Funds of Funds. You will have the opportunity, but not the obligation, to invest personally in Blackstone’s fund of funds investment products managed by Blackstone Alternative Asset Management L.P. (or its successor, “BAAM”) or such other Blackstone product offered generally to the SMDs of Blackstone from time to time (excluding SAS), but excluding products that are generally offered only to SMDs (excluding SAS) within one or more particular businesses, groups or geographic regions (including, for example, all SMDs based outside of the United States) as long as you serve as an SMD, subject to the same limitations on exclusions from management fees or incentive fees (in whole or in part) that are applicable to such other SMDs with respect to such investments; provided that you invest an amount in such investment products that is reasonably consistent with amounts invested therein by other similarly-situated SMDs, as determined by Blackstone.

(b) Side-by-Side Allocations. You will be allocated side-by-side investment opportunities (“SBS”) for each election period (subject to pro-ration for any portion of an annual election period in which you are not an SMD). For each annual election period, the aggregate amount of such allocation shall be divided among the Blackstone funds available to SMDs generally for SBS in proportion, as nearly as practicable, to the amounts of SBS available through the respective funds for such period. Your allocations shall be made available only if you can demonstrate to Blackstone that you are a “qualified purchaser” as defined under the Securities Act of 1933, as amended. You understand and agree that the amount of your SBS shall remain at all times subject to the sole discretion of Blackstone and is subject to change at any time, and Blackstone otherwise may alter, amend or discontinue all or any aspect of its SBS program at any time in its sole discretion. If you satisfy the Retention Conditions, Blackstone will (x) permit you to participate in side-by-side investment opportunities made available to other Blackstone SMDs for the three annual periods that include the year of your withdrawal at $1,500,000 per election period and (y) provide you the opportunity to participate in GSO investment opportunities made available to other Blackstone SMDs with respect to GSO funds that launch over the five-year period following your withdrawal in an amount not to exceed $5,000,000 per fund, subject, in each case, to your continued compliance with the Non-Competition Agreement; provided, that, in each case, all such investment opportunities can be scaled back by Blackstone on a proportionate basis with other current and former Blackstone SMDs and employees so as to accommodate fee-paying third party investors to the extent Blackstone determines is reasonably necessary in connection with the launch and operation of its funds. You will be assessed an administrative fee equivalent to fifty (50) basis points on any optionally elected commitments to such entities following your departure in accordance with Blackstone’s general policy regarding former Blackstone SMDs.

(c) Financing Program. Unless otherwise prohibited by applicable law, for so long as the facilities are available to Blackstone SMDs generally, you will be eligible for consideration to participate in the programs whereby one or more banks provide financing to Blackstone’s SMDs to assist them in funding their general partner commitments (as described below) and/or optional side-by-side investments that the SMDs elect to make. Your eligibility and your choice to participate in this program is subject to your meeting the relevant bank’s applicable underwriting requirements.

(d) General Partner Commitments. You will be obligated to invest your allocable pro rata share of the Mandatory Commitment (as defined in the New Acquisition Agreement) on the same basis as other GSO SMDs generally.

4. Governing Agreements; Non-Competition.

(a) You acknowledge and agree that you have received and reviewed and are subject to all applicable provisions of the Blackstone compliance policies, including the Compliance Policies and Procedures Manual, Investment Adviser Compliance Policies and Procedures and its related supplements, and USA Patriot Act Anti-Money Laundering Policies, as well as Blackstone’s Code of Business Conduct and Ethics (including the Code of Ethics for Financial Professionals, if applicable), GSO Capital Compliance Manual (for GSO SMDs) and the Employee Handbook and Business Continuity Plan (or in the case of UK-based SMDs, the U.K. AML Manual and U.K. Compliance Manual), a current copy of each of which has been made available to your counsel (collectively, the “Blackstone Compliance Policies”).

(b) You acknowledge that you have executed the Non-Competition Agreement and agree that the terms thereof are incorporated herein by reference.

(c) You agree to comply with the confidentiality restrictions set forth in the Non-Competition Agreement.

(d) Subject to Section 5.5 of the Agreement of Limited Partnership of The Blackstone Group L.P., you acknowledge and agree that becoming a party to this SMD Agreement does not afford you any rights with respect to the management and/or operation of Blackstone.

5. Termination; Resignation.

(a) You acknowledge and agree that Blackstone may terminate your service at any time for any reason, or for no reason at all with or without Cause; provided, however, that Blackstone shall provide you with notice of any termination without Cause such that the termination of your service occurs as of the first day of a calendar quarter (and you fully complete the quarter in which notice is given). During part or all of the period following such notice, Blackstone may elect to place you on paid leave. During any period of paid leave, you shall continue to receive your base draw and, subject to applicable law and the applicable benefit’s governing documents, benefits (subject to the payment of benefits-related premiums) and shall receive or participate in any profit sharing or bonus arrangements (including participation in the carried interest program) as provided herein.

(b) Notwithstanding the foregoing, you acknowledge and agree that Blackstone may terminate your services hereunder for Cause in accordance with the terms of Schedule A hereto, including the provision of notice and opportunity to cure.

(c) You agree to provide Blackstone with notice of your intention to terminate your service with Blackstone at least 45 days prior to the date of such termination (the “Notice Period”). Notice pursuant to this Section 5(c) shall be provided to any of the Chief Executive Officer, Chief Operating Officer or Chief Legal Officer of Blackstone. During the Notice Period, you shall perform any and all duties consistent with your prior duties as directed by Blackstone, in its sole discretion.

(d) Unless the Retention Conditions have been satisfied, you shall be placed on garden leave status for a period commencing on the day following the conclusion of the Notice Period and continuing for ninety days thereafter (the “Garden Leave Period”). During the Garden Leave Period, you shall continue to receive your base draw and, subject to applicable law and the applicable benefit’s governing documents, benefits, subject to the payment of related premiums, but shall not receive or participate in any profit sharing or bonus arrangements (including participation in the carried interest program). During the Garden Leave Period, you shall not be required to carry out any duties for or on behalf of Blackstone. You agree that you will not enter into any employment or other business relationship with any other employer or otherwise prior to the conclusion of the Garden Leave Period. Blackstone, in its sole discretion, may waive all or any portion of the Garden Leave Period. If the Garden Leave Period is waived in its entirety, your termination shall become effective as of the end of the Notice Period; if the Garden Leave Period is waived in part, your termination shall become effective at the end of the so modified Garden Leave Period.

(e) The provisions of Sections 5(c) and 5(d) shall not be applicable in instances in which your service with Blackstone is terminated by Blackstone with or without Cause.

(f) In connection with a termination of your services for any reason, you hereby agree to promptly resign from the Firm’s Board of Directors upon the Firm’s request.

6. Arbitration; Venue. Any dispute, controversy or claim between you and Blackstone, or any of its respective members, partners, officers, employees or agents, arising out of or concerning the provisions of this SMD Agreement, your service with Blackstone or otherwise concerning any rights, obligations or other aspects of your relationship with Blackstone, shall be finally resolved in accordance with the provisions of Section VII of the Non-Competition Agreement. Without limiting the foregoing, you acknowledge that a violation on your part of this SMD Agreement would cause irreparable damage to Blackstone. Accordingly, you agree that Blackstone will be entitled to injunctive relief for any actual or threatened violation of this SMD Agreement in addition to any other remedies it may have.

7. Successors and Assigns. This SMD Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective predecessors, successors, assigns, heirs, executors, administrators and personal representatives, and each of them, whether so expressed or not, and to the extent provided herein, the affiliates of the parties and Blackstone. This SMD Agreement is not assignable by you without the prior consent of Blackstone, and any attempted assignment of this SMD Agreement, without such prior consent, shall be void.

8. Entire Agreement. This SMD Agreement (including the Schedules attached hereto, which is incorporated herein by reference and made a part hereof) embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes and terminates any prior understandings, agreements, term sheets or representations, written or oral, which may have related to the subject matter hereof or thereof in any way, except for any (i) Governing Agreements or other governing agreements of the general partners or managing members (collectively, “General Partners”) of Blackstone sponsored investment funds; (ii) any guarantees executed by you prior to the date hereof for the benefit of any limited partners or General Partners of any Blackstone sponsored investment fund in respect of any “clawback” obligation to such Blackstone sponsored investment fund; and (iii) the Original Acquisition and the New Acquisition Agreement.

9. No Implied Duty. Except as otherwise expressly provided in this SMD Agreement, neither the Blackstone Entities nor any of their members, partners or affiliates will be under any duty, express or implied, of any kind or nature whatsoever to have revenues, earnings, income or carried interest distributions of any particular amount or at any particular level such that you will be entitled to compensation, earnings, income or distributions of any particular amount, to cause any amount to be available for distribution to any person, or to distribute any amount to any person, or to maintain your profit sharing percentage at, or raise your profit sharing percentage to, any level, or to retain you as a member or partner of any Blackstone Entity for any period of time or through any particular date that may be necessary to entitle you to receive any amount.

10. Headings. The section headings in this SMD Agreement are for convenience of reference only and shall in no event affect the meaning or interpretation of this SMD Agreement.

11. Modification, Waiver or Consent in Writing. This SMD Agreement may not be modified or amended except by a writing signed by each of the parties hereto. No waiver of this SMD Agreement or of any promises, obligations or conditions contained herein, or consent granted hereunder, shall be valid unless in writing and signed by the party against whom such waiver or consent is to be enforced. No delay on the part of any person in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any person of any such right, remedy or power, nor any single or partial exercise of any such right, remedy or power, preclude any further exercise thereof or the exercise of any other right, remedy or power.

12. Blackstone Partnership Agreement. This SMD Agreement shall be treated as part of the Blackstone Partnership Agreement for purposes of Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations. The amounts payable hereunder shall be paid to you in your capacity as a member or partner of the applicable Blackstone Entity and shall be appropriately reflected on your IRS Schedule(s) K-1. The parties do not intend to create an employer-employee relationship hereby and no amounts payable hereunder shall be treated as compensation paid to an employee for tax or other purposes. You covenant and agree that you will pay all U.S. federal, state, local and foreign taxes on the amounts payable hereunder that are required by law to be paid by you.

13. Governing Law. This SMD Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

14. Counterparts. This SMD Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

15. Notices. Any notice, consent, demand, request, or other communication given to any Person in connection with this SMD Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such person or entity or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 15).

If to Blackstone:	The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154
Attn: Stephen A. Schwarzman
Chairman and Chief Executive Officer and
Jonathan D. Gray
President and Chief Operating Officer with a copy to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, New York 10017
Attn: Gregory T. Grogan
If to you:

The address of your principal residence as it appears in Blackstone’s records, with a copy to you (during your association with Blackstone under this SMD Agreement) at your Blackstone office in New York City and with a copy to:
Sullivan & Cromwell LLP 125 Broad Street
New York, New York 10004
Attn: Marc Trevino
If to one of your beneficiaries:	The address most recently specified by you or the beneficiary.

WHEREOF, the parties hereto have duly executed this Senior Managing Director Agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

	By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman
Title: Chairman and Chief Executive Officer

[Signature Page to SMD Agreement]

By:	/s/ Bennett J. Goodman
(Please sign above)

Print Name: Bennett J. Goodman

[Signature Page to SMD Agreement]

Schedule A

Defined Terms

1.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise).

2.

“Business” shall mean, to the extent agreed in writing by you and Blackstone to constitute a part of the “Business”, any businesses the day-to-day management of which is supervised by Bennett J. Goodman and Dwight Scott.

3.

“Cause” shall mean the occurrence or existence of any of the following as determined fairly, reasonably, on an informed basis and in good faith by Blackstone: (i) (w) any breach by you of any provision of the Non-Competition Agreement, (x) any material breach of any rules or regulations of Blackstone applicable to you, (y) your deliberate failure to perform your duties to Blackstone, or (z) your committing to or engaging in any conduct or behavior that is or may be harmful to Blackstone in a material way; provided that, in the case of any of the foregoing clauses (w), (x), (y) and (z), Blackstone has given you written notice (a “Notice of Breach”) within fifteen days after Blackstone becomes aware of such action and you fail to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt by you of such Notice of Breach from Blackstone (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that you are diligently pursuing such cure); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Blackstone; or (iii) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime (including any misdemeanor charge involving moral turpitude, false statements or misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery), or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations of the applicable securities industry, that you individually have violated any applicable securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) your ability to function as an SMD, taking into account the services required of you and the nature of Blackstone’s business or (B) the business of Blackstone.

4.	“Investment Advisers Act” shall mean the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

5.	“New Acquisition Agreement” shall mean that certain Acquisition Agreement by and among GSO Holdings I L.L.C. and the GSO Equity Participants named therein, dated December 30, 2011.

6.

“Original Acquisition Agreement” shall mean that certain Acquisition Agreement by and among Blackstone, the other acquirers named therein, GSO Capital Partners LP and the GSO Equity Participants named therein, dated March 3, 2008.

7.	“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.
8.	“SEC” shall mean the United States Securities and Exchange Commission.

Schedule B

Non-Competition Agreement

[Distributed Separately]